Part II
Item 6. (continued)


                                  EXHIBIT 12(a)

                       CHASE PREFERRED CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                -------------------------------------------------
                          (in thousands, except ratios)
                                   (Unaudited)

                                                             Nine Months Ended
                                                            September 30, 1998

Net income                                                     $    56,860
                                                               -----------

Fixed charges:
      Advisory fees                                                    188
                                                               -----------
Total fixed charges                                                    188
                                                               -----------
Earnings before fixed charges                                  $    57,048
                                                               ===========

Fixed charges, as above                                        $       188
                                                               ===========

Ratio of earnings to fixed charges                                  303.45
                                                               ===========


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